UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 4, 2006
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
2200-1055 West Hastings Street
Vancouver, British Columbia V7J 3S5
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code) (604) 721-0719
NO CHANGE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 4, 2006, James Keegan executed a new employment agreement with us dated February 21, 2006 and effective April 16, 2006 (the “Employment Agreement”). The Employment Agreement provides that Mr. Keegan will continue to serve as our Chief Financial Officer for a term that ends April 15, 2008. We may, at our sole discretion, extend the term for an additional year, commencing April 16, 2008 and ending April 15, 2009 (the “Option”). Mr. Keegan’s annual base salary under the Employment Agreement is $400,000 for the first year of the term, $425,000 for the second year of the term, and $450,000 for the third year of the term, if we exercise the Option. Mr. Keegan is entitled to receive performance bonuses at the full discretion of the Chief Executive Officer and the approval of our Board of Directors. In addition, we shall request that our Compensation Committee authorize and grant Mr. Keegan 25,000 of our restricted share units in accordance with the Lions Gate Entertainment Corp. 2004 Performance Incentive Plan. If Mr. Keegan’s employment is terminated without cause, he will be entitled to receive his base salary through the conclusion of the applicable term or, in certain circumstances and at our discretion, a severance amount equal to 50% of the balance of the compensation still owing to him under the Employment Agreement at the time of termination in one lump sum.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 10, 2006

By:	/s/ James Keegan
	Name:	James Keegan
	Title:	Chief Financial Officer